Exhibit 99.1

Golub Capital BDC 4, Inc.

200 Park Avenue, 25th Floor

New York, New York 10166

September 8, 2023

To: All Shareholders

RE:	Golub Capital BDC 4, Inc. (the “Company”)

Dear Shareholder,

As you know, in connection with your agreement to purchase shares of the Company’s common stock (the “Shares”), each of you entered into a subscription agreement (collectively, the “Subscription Agreements”) and agreed to certain transfer restrictions in connection with those Shares. In order to continue the Company’s growth, the Company has determined to (i) lower the Company’s minimum subscription amount to $10,000 and (ii) execute a waiver (the “Waiver”) in order to modify the transfer restrictions and remove the Company’s discretionary ability to withhold consent to a transfer of Shares by a subscriber. The Waiver will allow the Company to accept additional subscriptions from those investors who may be subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) while avoiding causing all or a portion of the assets of the Company to constitute “plan assets” under ERISA or Section 4975 of the Internal Revenue Code, as amended, which would impose additional restrictions on the Company’s operations.

The Waiver will not have any effect on the Company’s investment objectives or strategy or on its status as a business development company under the Investment Company Act of 1940, as amended. The Waiver will provide investors with additional flexibility to transfer their Shares provided they comply with applicable securities laws and the requirements described in additional detail in the appendix attached to the Waiver. A copy of the Waiver along with the revised transfer requirements is included with this letter.

If you have any questions regarding the Waiver or how it affects you, the Company or your Shares, please contact Investor Relations at ic@golubcapital.com or (212) 750-6060.

Yours faithfully,

/s/ David B. Golub
David B. Golub
President and Chief Executive Officer